Exhibit 4

                                   F&M BANCORP

                           Description of Common Stock

  The following paragraphs summarize certain provisions of Maryland General Corporation Law ("MGCL"), the Federal banking law, and the Charter and By-Laws of F&M Bancorp (the "Company") as they relate to the Common Stock of the Company. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland and Federal law and to the Company's Charter and By-Laws for complete information.

Capital Stock

  The total number of shares of stock of all classes which the Company has authority to issue is 50,000,000 shares of capital stock (par value $5.00 per share), amounting in aggregate par value to $250,000,000. All of such shares are currently classified as Common Stock (the "Common Stock"). The Board of Directors may classify and reclassify any unissued shares of capital stock into other classes or series of capital stock (including Preferred Stock) by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of capital stock. No shares of capital stock are now classified as Preferred Stock.

Common Stock

  A holder of Common Stock has one vote for each share held by him on all matters submitted to a vote of stockholders and, subject to the voting rights, if any, of the holders of Preferred Stock, if any, the exclusive voting power for all purposes is vested in the holders of the Common Stock. Holders of Common Stock do not have the right of cumulative voting in the election of directors. The Common Stock has no conversion rights and is not subject to redemption. A stockholder of the Company has no preemptive rights to subscribe for additional shares of stock or other securities of the Company except as may be granted by the Board of Directors.

  Subject to applicable law and the rights of the holders of Preferred Stock, if any, the holders of Common Stock of the Company are entitled to receive, pro rata, dividends when, as, and if declared by the Board of Directors from funds legally available therefor. The ability of the Company to pay dividends to its stockholders is limited primarily by the ability of the Company's primary subsidiaries, Farmers and Mechanics National Bank and Home Federal Savings Bank, (collectively, "the Banks") to pay dividends to the Company. In the event of any liquidation, dissolution or winding up of the Company, after payment or providing for the payment of all liabilities and amounts due the holders of Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in all the remaining assets.

Board of Directors

  The Company's Charter provides that the number of directors of the Company shall be 16 and thereafter may be increased or decreased pursuant to the By-Laws of the Company, but shall never be less than the minimum number (generally three directors) permitted by the MGCL. The Charter of the Company has classified the Board of Directors into three classes of roughly equal size which serve for three year terms, with one class being elected each year. Subject to the rights of the holders of Preferred Stock, if any, to elect one or more directors, the stockholders may elect a successor to fill a vacancy on the Board of Directors, resulting from the removal of a director subject to the rights of the holders of Preferred Stock if any, to elect one or more directors, director elected by the stockholders to fill a vacancy resulting from the removal of a director serves for the balance of the term of the removed director then remaining. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors, and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

Removal of Directors

  The Charter of the Company provides that, subject to the rights of the holders of Preferred Stock, if any, any director may be removed only for cause and then only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. If a stockholder were to obtain 80% of the shares of Common Stock of the Company outstanding, he would be able to repeal this provision, remove all the current directors and elect directors of his choice. If a stockholder were to obtain 50% or more, but less than 80%, of the shares of Common Stock of the Company outstanding, because of the structure of the Board of Directors of the Company, he would be unable to elect a majority of the Board of Directors until the second annual meeting of stockholders after his acquisition.

Limited Liability and Indemnification of Directors and Officers of the Company

  As permitted by the MGCL, the Company has Charter provisions limiting the personal liability of directors and officers for money damages to the fullest extent permitted by Maryland law except that such Charter provisions do not limit liability (a) for, and to the extent of, actual receipt of an improper benefit in money, property, or services or (b) in respect of any adjudication based upon a finding of active and deliberate dishonesty which was material to the cause of action adjudicated. The Charter provisions do not affect potential liability of directors and officers to third parties, such as creditors of the Company.

  As permitted by the MGCL, the Company's Charter obligates the Company to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Company's By-Laws also contain indemnification provisions. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that the act or omission of the director or officer was material to the matter giving rise to such proceeding and either was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, or (iii) the director or officer actually received an improper personal benefit in money, property or services, or (iv) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Stockholder Proposals

  Generally, for any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Company, including any proposal relating to the nomination of a director to be elected to the Board of Directors, the By-Laws of the Company require the stockholder to submit written notice of the proposal to the Company generally not less than 90 nor more than 120 days in advance of the first anniversary of the preceding year's annual meeting.

  Such notice must state (a) as to any nominee for election as a director, all information required by Regulation 14A under the Securities Exchange Act of 1934, as amended, (b) as to any other business, a brief description of the business, the reason for conducting such business at the meeting and any material interest in such business of such stockholder, (c) the identity of such stockholder and the number of shares of stock owned by such stockholder, (d) a description of all arrangements between such stockholder and any other person in connection with such proposal and (e) a representation that such stockholder intends to appear at the annual meeting to bring such business before the meeting.

Amendments to By-Laws

  The By-Laws of the Company may be amended (a) by the stockholders by the affirmative vote of a majority of all votes cast at a meeting duly called for such purpose at which a quorum is present, provided, that any amendment to the By-Laws which is inconsistent with the purposes or effects of the Charter provisions relating, among other things, to (i) the size of the Board of Directors, (ii) appointment of directors to vacancies on the Board of Directors,
(iii) rights of holders of Preferred Stock, if any, to elect directors, (iv) removal of directors, (v) classification of the Board of Directors and (vi) business combinations shall require the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon, voting as a single class or (b) by the Board of Directors

Amendments to Charter and Other Charter Provisions

  The Charter of the Company may be amended by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote on the matter, except an 80% vote is required to amend the Charter (a) to make certain changes relating to the Board of Directors, (b) to amend provisions relating to a change in control of the Company (described below), and (c) to amend the provisions relating to amendment of the Charter. The Charter provisions relating to limitations of liability and indemnification may only be amended prospectively.

  The Charter of the Company directs the Board of Directors, in connection with the exercise of its business judgment when evaluating a transaction which may involve a change in control of the Company, to give consideration to all relevant factors, including, but not limited to, the long-term economic effects on the Company and its stockholders; the social and economic effects on employees, depositors, and other constituents of the Company and on the communities is which the Company and its subsidiaries operate or are located; the historical and current operating results or financial condition of the Company; whether a more favorable price could be obtained in the future; the reputation and business practices of the other party; an estimate the future value of securities by the Company; and any antitrust or other legal or regulatory issues raised by the transaction. The Charter of the Company authorizes the Board of Directors to employ a broad range of defensive measures to defeat an offer they believe should be opposed.

Business Combinations

  The MGCL prohibits certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "Interested Stockholder." Interested Stockholders are all persons (a) who beneficially own 10% or more of the voting power of the corporation's shares or (b) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation, and (b) 66 2/3% of the votes entitled to be cast by holders of voting shares of the corporation other than voting shares held by the Interested Stockholder or an affiliate or associate of the Interested Stockholder, with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the foregoing legislation. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders. The Company has not adopted such an amendment to its Charter, and no approval or exemption of the Board of Directors is currently in effect.

Control Share Acquisitions

  The MGCL provides that the "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) 20% or more but less than 33 1/3%; (b) 33 1/3% or more but less than a majority; or (c) a majority or more of all voting power. Control Shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

  A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay the corporation's expenses of a special meeting), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand therefore to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition".

  The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or by-laws of the corporation. There are no such provisions in the Charter or By-Laws of the Company.

Federal Banking Regulations

  Under the Bank Holding Company Act and the regulations promulgated thereunder by the Federal Reserve Board, no company may acquire "control" of institutions such as the Company without the prior approval of the Federal Reserve Board. The ownership of, control of, holding with power to vote of or holding proxies representing 25% or more of any class of voting securities is presumed to be a "controlling" interest under the Bank Holding Company Act, and, depending upon the circumstances, control may be found to exist below this level of ownership. Any company acquiring such control would become a bank holding company, would be subject to certain limitations and prohibitions on its operations, and would become subject to registration, examination and regulation by the Federal Reserve Board. The Federal Reserve Board may withhold approval of an application to become a bank holding company on certain specified grounds.

  The Federal Reserve Board has adopted a regulation pursuant to the Change in Bank Control Act of 1978 which generally requires persons (except for companies subject to the corresponding provisions of the Bank Holding Company
Act) who intend to acquire control of the Company to give 60 days' prior written notice to the Federal Reserve Board. Control for the purpose of the regulation is presumed in situations in which the acquiring party has voting control of at least 25% of any class of the institution's voting stock or the power to direct the management or policies of the institution. Control is presumed to exist when the acquiring party has voting control of at least 10% of any class of the institution's voting stock if (a) the institution's shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934, or (b) the acquiring party would be the largest stockholder of the institution. The statute and related regulations authorize the Federal Reserve Board to disapprove the proposed transaction on certain specified grounds.

Anti-Takeover Effect

  The statutory, regulatory, Charter, and By-Law provisions mentioned above, may make it more difficult and time consuming to change a majority of the Board of Directors of the Company or otherwise gain control of the Company and thus reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company. In some circumstances, certain stockholders may consider these provisions to have disadvantageous effects. Takeover offers are frequently made at prices above the market price of the target company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the target company's stock to reach levels that are higher than would otherwise be the case. The Company's Charter and By-Law provisions, as well as the statutory and regulatory provisions mentioned above, may discourage any such acquisitions, even though such acquisitions might be beneficial to the Company or its stockholders. Accordingly, stockholders could be deprived of the opportunity to sell their stock at prices in excess of current market prices which often prevail as the result of such occurrences.